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                                                               Exhibit 99(h)(15)

                                              [SSgA FM Letterhead]

                                              August 10, 2004

Mr. W. Robert Alexander
Chairman
Financial Investors Trust
1625 Broadway, Suite 2200
Denver, Colorado 80202

     Re:  Financial Investors Trust (the "Trust")
          ---------------------------------------

Dear Mr. Alexander:

This letter confirms SSgA Funds Management, Inc.'s ("SSgA FM") agreement with the Trust to voluntarily waive 0.035% of the advisory fee that it is entitled to receive from the Trust's U.S. Treasury Money Market, U.S. Government Money Market, American Freedom U.S. Government Money Market, and Prime Money Market Funds (each a "Fund" and collectively, the "Funds") until assets for each Fund reach $1 billion.

SSgA FM acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. SSgA further agrees that such fee waivers for the Fund were effective as of September 11, 2003 for the American Freedom U.S. Government Money Market Fund and June 10, 2003 for the remainder of the aforementioned Funds and may be cancelled at any time by SSgA FM.

SSGA FUNDS MANAGEMENT, INC.

By: /s/ Gus Fleites
    -------------------------------------
Name:   Gus Fleites
Title:  SSgA FM

Your signature below acknowledges
acceptance of this Letter Agreement:

FINANCIAL INVESTORS TRUST

By: /s/ Erin E. Douglas
    -------------------------------------
Name:   Erin E. Douglas
Title:  Secretary